Exhibit (d)(1)(c)
SECOND AMENDMENT TO THE
INVESTMENT ADVISORY AGREEMENT
          Amendment as of August 1, 2008 (the “First Amendment”) to the Investment Advisory Agreement dated as of January 5, 2007 (the “Agreement”), by and among The Hirtle Callaghan Trust (the “Trust”), its investment adviser, Hirtle Callaghan & Co., Inc. (the “Adviser”) and Hirtle Callaghan & Co., LLC (“Successor Adviser”).
WITNESSETH:
          WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940 (“1940 Act”); and
          WHEREAS, effective August 1, 2008, a wholly-owned subsidiary of the Adviser, Successor Adviser, will succeed to all operations of the Adviser; and
          WHEREAS, on August 1, 2008, Adviser and Successor Adviser desire to have Successor Adviser assume the rights and obligations of Adviser under the Agreement.
          NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:
1.	Effective August 1, 2008, Adviser hereby conveys all of its rights and obligations under the Agreement to Successor Adviser.

2.	Effective August 1, 2008, Successor Adviser hereby assumes the rights and obligations of Adviser under the Agreement, including all of the rights and obligations related to the management of the investments of the Trust, and becomes a party to the Agreement in substitution for Adviser.

3.	By reason of the assumption of all of its rights and obligations hereunder by Successor Adviser, Adviser shall cease to be a party to the Agreement effective on the date hereof.

4.	Adviser and Successor Adviser represent and warrant to the Trust that the changes provided for in this Amendment do not constitute a change in control or an “assignment” of the Agreement within the meaning of Section 2(a)(4) of the 1940 Act or Section 202(a)(1) of the Advisers Act of 1940, in that the advisory personnel and the ultimate control of the services to be rendered to the Trust will remain unchanged after this Amendment is effective.

5.	The Trust, in accordance with the prior approval of its Board of Trustees, hereby approves Successor Adviser’s assumption of the rights and obligations of Adviser under the Agreement.

6.	The parties hereby confirm and ratify the terms of the Agreement.
          IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to the Agreement to be signed by their respective duly authorized officers.

The Hirtle Callaghan Trust

By: Name:	/s/ Robert Zion Robert J. Zion
Title:	VP & Treasurer

Hirtle Callaghan & Co., Inc. (Adviser)

By: Name:	/s/ Robert Zion Robert J. Zion
Title:	Chief Operating Officer

Hirtle Callaghan & Co., LLC (Successor Adviser)

By: Name:	/s/ Robert Zion Robert J. Zion
Title:	Chief Operating Officer